Exhibit 4.4

THIS WARRANT AND THE UNDERLYING SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO SUCH SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

STOCK WARRANT

Issue Date: ,	Expiration Date: ,

THIS CERTIFIES that, for value received, the [                    ] (the “Holder”) is entitled to subscribe for and purchase from G1 Therapeutics (the “Company”), [                ] shares of the Company’s Series 1 participating preferred stock (the “Shares”), subject to adjustment as set forth herein, at a price per Share of $[        ], subject to adjustment as set forth herein (the “Exercise Price”).

Section 1. Method of Exercise and Expiration.

1.1 Term and Expiration. Subject to the terms and conditions set forth in this Warrant, this Warrant may be exercised in whole or in part at any time and from time to time from the date hereof through the Expiration Date (the “Exercise Period”). If this Warrant is exercised in part from time to time during the Exercise Period, it shall be exercised in minimum quantities of Shares equal to 100 shares (or such lesser number of shares which may then constitute the maximum number purchasable; such number being subject to adjustment as set forth herein).

1.2 Deliverables by the Holder Upon Exercise. This Warrant shall be exercised by delivery of the following to the Company at the address of the Company in the Holder’s records, Attention: President / CEO (or at such other agency or office of the Company as it may designate by notice in writing to the Holder at the address of the Holder appearing in the books of the Company):

(a) an executed Notice of Exercise in the form attached hereto as Exhibit A;

(b) payment of the Exercise Price for the aggregate amount of Shares being purchased (i) in cash or by cashier’s check, (ii) by cancellation by the Holder of indebtedness or other obligations of the Company to the Holder, (iii) by a combination of (i) and (ii), or (iv) pursuant to Section 1.4 below; and

(c) this Warrant.

1.3 Deliverables by the Company Upon Exercise. In the event of any exercise of the rights represented by this Warrant, a certificate or certificates for the Shares so purchased, registered in the name of the person or entity entitled to receive the same, shall be delivered to the Holder within thirty (30) days (or such later time agreed to in writing by the Holder) after the rights represented by this Warrant shall have been so exercised; provided, that if the Company does not customarily issue share certificates, an appropriate and binding entry in the stock ledger of the Company may be made in lieu of the certificates called for by this Section 1.3 and the Company shall deliver to the Holder a copy of such stock ledger certified by an appropriate officer of the Company. Unless this Warrant has expired or been fully exercised, a new warrant representing the Shares, if any, with respect to which this Warrant shall not then have been exercised shall also be issued to the Holder within such time, containing the same terms and conditions specified herein. The person or entity in whose name any certificate or certificates for Shares are to be issued upon exercise of this Warrant shall for all purposes be deemed to have become the holder of record of such Shares on the date on which this Warrant was surrendered and payment of the Exercise Price was made, irrespective of the date of delivery of such certificate or certificates, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, such person or entity shall be deemed to have become the holder of record of such Shares at the close of business on the next succeeding date on which the stock transfer books are open.

1.4 Net Issue Exercise. Notwithstanding any provisions herein to the contrary, if the fair market value of one (1) Share is greater than the Exercise Price (at the date of calculation as set forth below), in lieu of exercising this Warrant for cash, the Holder may elect to receive shares equal to the value (as determined below) of this Warrant (or the portion thereof being exercised) (such election being referred to herein as a “Net Issue Exercise Election”) by surrender of this Warrant at the principal office of the Company together with the properly endorsed Notice of Exercise and notice of such election in which event the Company shall issue to Holder a number of Shares computed using the following formula:

X = Y(A-B) A

Where	X = the number of Shares to be issued to the Holder.

Y = the number of Shares purchasable under this Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being exercised.

A = the “fair market value” (as defined below) of one (1) Share.

B = the Exercise Price per Share (as adjusted to the date of such calculation).

For purposes of this Section 1.4, the fair market value per Share shall be the product of (i) the average of the closing bid and asked prices of the Shares quoted in any applicable over the counter market summary or the last reported sale price of the Shares or the average closing price quoted on any exchange on which the Shares are listed, whichever is applicable, for thirty (30) trading days prior to the date of determination of fair market value and (ii) the number of Shares into which each Share is convertible at the time of such exercise. If the Shares are not traded over the counter or on an exchange, the fair market value shall be the price per Share which the Company could obtain from a willing buyer for Shares sold by the Company from authorized but unissued shares, as such price shall be agreed in good faith by the Company and the Holder. If the Company and the Holder are unable to agree on the “fair market value” of the Shares within ten (10) days of receipt of the Notice of Exercise required under Section 1.2(a) above, then the fair market value shall be determined by an independent valuation expert selected by the

Company and reasonably acceptable to the Holder. Notwithstanding the foregoing, in the event the Warrant is exercised in connection with the Company’s initial public offering of Shares, the fair market value per Share shall be the product of (i) the per Share offering price to the public of the Company’s initial public offering, and (ii) the number of Shares into which each Share is convertible at the time of exercise.

In the event that the Holder makes a Net Issue Exercise Election pursuant to this Section 1.4 , the provisions of Section 1.2 regarding certain delivery obligations of the Holder, and Section 1.3 regarding certain delivery obligations of the Company, shall be fully applicable upon such election.

Section 2. Representations and Warranties of Company.

2.1 Organization. The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and is duly qualified and is in good standing as a foreign Company in those jurisdictions where the conduct of its business or ownership of its property requires qualification. The Company has the corporate power to carry out the business in which it is engaged.

2.2 Valid Obligation. The execution and delivery of this Warrant and any related documents have been duly authorized by all necessary action of the Board of Directors and shareholders of the Company under applicable law, and are not and will not be in contravention of any provision of law, nor in contravention of any certificate of authority, bylaw or other applicable corporate documents of the Company, nor result in the breach of any agreement, indenture, or undertaking to which the Company is a party or by which it is bound.

2.3 Shares. All Shares which may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be validly issued and outstanding, fully paid and nonassessable, with no personal liability attaching to the ownership thereof, and free from all taxes, liens and charges with respect to the issuance thereof.

Section 3. Covenants of Company.

3.1 Covenants as to Shares. The Company covenants and agrees that the Company shall authorize and reserve a sufficient number of Shares to provide for all permitted exercises of the rights represented by this Warrant. If at any time the number of authorized but unissued Shares shall not be sufficient to effect any permitted exercise of this Warrant, the Company shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Shares to such number of shares as shall be sufficient for such purposes. The Company shall give the Holder at least thirty (30) days prior written notice of the filing of a registration statement under the Securities Act of 1933, as amended (the “Act”), covering the offering and sale of the Company’s securities.

3.2 No Impairment. Except and to the extent waived or consented to by the Holder in writing, the Company will not, by amendment of its charter or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions in this Warrant and in the taking of all such action as may be necessary or appropriate in order to protect from impairment the rights of the Holder to purchase the Shares hereunder.

3.3 Notice of Record Date. In the event the Company establishes a record date in order to determine the holders of any class of securities of the Company as of such record date: (i) for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in the previous two (2) quarters) or any other distribution as regards any securities of the Company (whether in cash, in securities, or pursuant to any spin-off, split-off or distribution of the Company’s assets); (ii) for the purpose of entitling them to subscribe for or purchase any shares of any class of securities or to receive any other rights; (iii) for any classification, reclassification, or other reorganization of the securities which the Company is now or hereafter authorized to issue, the consolidation or merger of the Company with or into another Company, or the conveyance of all or substantially all of the assets of the Company; or (iv) for a voluntary or involuntary dissolution, liquidation or winding up of the Company; then, the Company shall provide written notice to the Holder, at least thirty (30) days prior to the proposed record date, specifying the record date.

3.4 Adjustment Due to Change in Number of Outstanding Shares. In any of the following events (each, a “Triggering Event”), appropriate adjustment shall be made in the number of Shares which may be purchased by the Holder upon the exercise of this Warrant, or in the Exercise Price per Share to be paid, so as to maintain the proportional interest of the Holder in the ownership, on a fully diluted basis, of the Company, as follows:

(a) If the Company shall at any time subdivide any class of its equity securities by split-up or otherwise, or combine its outstanding equity securities, or issue additional shares of its equity securities in payment of a dividend in respect of its equity securities, the number of Shares underlying this Warrant shall be proportionately increased and the Exercise Price proportionately decreased in the case of a subdivision or stock dividend, and the number of Shares underlying this Warrant shall be proportionately decreased and the Exercise Price proportionally increased in the case of a combination.

(b) In case of any reclassification or change of the outstanding equity securities of the Company (other than as a result of a subdivision, combination or dividend), or in case of any consolidation of the Company with, or merger of the Company into, another company or other business organization (other than a consolidation or merger in which the Company is the continuing Company and which does not result in any reclassification or change of the outstanding equity securities of the Company or in the issuance of any other securities of the Company), or in the case of any sale or conveyance to another Company or other business organization of the property of the Company as an entirety or substantially as an entirety, then the Holder or other holder of this Warrant shall have the right to acquire the kind and amount of shares of capital stock and other securities and property receivable upon such reclassification, change, consolidation, merger, sale or conveyance by a holder of the number of Shares of the Company which might have been acquired by the Holder upon exercise of this Warrant immediately prior to such reclassification, change, consolidation, merger, sale or conveyance.

(c) If at the time of any exercise of this Warrant there are no other Shares that would otherwise be receivable upon exercise of this Warrant (such shares having been converted or redeemed), this Warrant shall be exercisable for Common Stock in the same amounts, for the same prices and on the same terms, as though the Warrant had been exercised for Shares and immediately converted into shares of Common Stock at the conversion ratio for the Shares then in effect.

Upon any Triggering Event, adequate provision shall be made whereby the Holder or other holder of this Warrant shall have the right to receive and acquire (upon exercise of this Warrant) such Shares, securities, cash, or other property as would have been issuable or payable (as part of the Triggering Event) with respect to or in exchange for such number of outstanding Shares as would have been received had this Warrant been exercised immediately prior to such Triggering Event (as set forth more specifically above), and the number of shares reserved by the Company for purposes of this Warrant shall be adjusted by the same proportion. In the event of a proportional adjustment under subparagraphs (a), (b) or (c) of this Section 3.4, no adjustment shall be made in the aggregate purchase price of the Shares then covered by this Warrant, and the per-Share Exercise Price shall be adjusted accordingly. All such adjustments shall be made by the Company, whose determination upon the same shall be subject to review and approval by the Holder. No fractional Shares shall be issued; and any fractional Share resulting from the computations pursuant to this Section 3.4 shall be rounded up to the next whole share. The Company shall provide thirty (30) days’ prior written notice to the Holder of a Triggering Event (to the extent legally permissible, but in no case later than five (5) days after the occurrence of a Triggering Event), its effective date, and the proposed adjustment for such Triggering Event.

Section 4. Shareholder Rights. Until the valid exercise of this Warrant, the Holder shall not be entitled to any rights of a stockholder with regard to the Shares, but immediately upon the exercise of this Warrant and upon payment of the Exercise Price as provided herein, the Holder shall be deemed to be a record holder of the Company’s Shares. Notwithstanding the foregoing, and provided the Holder agrees in a manner reasonably satisfactory to the Company to maintain in confidence confidential and proprietary information of the Company, the Company shall provide financial and operating information regarding the Company to the Holder annually. In addition, the Holder may request financial and operating information regarding the Company with thirty (30) days after its receipt of the each of the notices the Company is required to provide pursuant to Sections 3.3 and 3.4 above.

Section 5. Transfer of Warrant.

5.1 Transfer. Subject to compliance with applicable state and federal securities laws, and the terms of this Warrant, this Warrant shall be transferable, in whole or in part, by the Holder or other holder of record upon surrender of this Warrant properly endorsed.

5.2 Transferee Obligations. Any transferee shall represent and warrant to the Company that it will hold this Warrant (or any portion thereof) subject to the provisions and upon the conditions specified herein.

5.3 New Warrants. On any transfer referenced in this Section 5, the Company shall issue (as applicable) a new Warrant or Warrants to the transferee (who shall then become a holder of record for all purposes under the terms of this Warrant) and to the Holder (in the event the Warrant is only partially transferred) containing the same terms and conditions specified herein. The surrendered Warrant shall thereafter be canceled. Each such transferee shall succeed to all of the rights and assume all obligations of the Holder under this Warrant.

Section 6. Lost, Stolen, Mutilated or Destroyed Warrant. If this Warrant is lost, stolen,mutilated, or destroyed, the Company shall, on delivery of an indemnity agreement reasonably satisfactory to the Company (and, in the case of a mutilated Warrant, the surrender thereof), issue a new Warrant of like denomination and tenor as the Warrant so lost, stolen, mutilated or destroyed.

Section 7. Notices, etc.. All notices and other communications required or permitted hereunder shall be in writing and shall be (i) personally delivered, (ii) sent by facsimile (with a copy sent the same day by certified mail, postage prepaid), or (iii) sent Federal Express or other express service addressed: (a) if to the Holder, to the Holder’s address appearing in the records of the Company or such other address as the Holder shall have furnished to the Company in writing, (b) if to any other holder of the Warrant, to such address as such holder shall have furnished the Company in writing, or, until any such holder so furnishes an address to the Company, then to and at the address of the last holder of the Warrant who has so furnished an address to the Company, or (c) if to the Company, to the Company’s address appearing in the records of the Holder, or at such other address as the Company shall have furnished to the Holder and each such other holder in writing. Notice shall be deemed effective on the date dispatched if by personal delivery, on the date transmitted by facsimile (if confirmed by mail pursuant to this Section 7) or two (2) days after mailing if by Federal Express or express service.

Section 8. General Provisions. The headings in this Warrant are for purposes of reference only and shall not limit or otherwise affect the meaning hereof. The provisions of this Warrant are deemed by the parties to be severable, and the unenforceability of any one or more provisions shall not invalidate or make unenforceable the other provisions. The rights, duties, and obligations of the parties shall inure to the benefit of and be binding on their respective successors and assigns. Neither this Warrant nor any term hereof may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge, or termination is sought.

Section 9. Choice of Law. This Warrant shall be construed and governed by the laws of the State of North Carolina, excepting only its conflict of law principles.

Section 10. Acceptance. Receipt of this Warrant by the Holder shall constitute acceptance of and agreement to the foregoing terms and conditions by the parties hereto.

Section 11. Entire Agreement. This Warrant reflects the complete understanding of the parties and constitutes their entire agreement regarding the subject matter hereof, all prior negotiations, representations, agreements and understanding having been merged herein.

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its duly authorized officers.

G1 THERAPEUTIC

By:

Printed Name:

Title:

Exhibit A

NOTICE OF EXERCISE OF WARRANT

[To be signed only upon exercise of Warrant]

The undersigned, the holder of the within Warrant, hereby (i) irrevocably elects to exercise the right of purchase represented by such Warrant for, and to purchase thereunder,                  Shares (as that term is defined in the within Warrant) pursuant to the terms of the Warrant, and (ii) hereby elects to make payment in full for the number of Shares so purchased by (a) payment of $          cash or cashier’s check or, hereby serves notice that $          has been credited as payment in principal of the Company’s loan from the Holder in full payment of the aggregate purchase price for such Shares, or (b) in lieu of the payment of cash, the exchange of the Warrant for a lesser number of Shares, as provided in the within Warrant.

The undersigned requests that the certificates for such Shares be issued in the name of, and be delivered to,                                          whose address is

Dated:

[HOLDER]

By:

Printed Name:

Title: